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EXHIBIT  11
                         Pinnacle Entertainment, Inc.
                       Computation of Earnings Per Share
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                                                                             For the three months ended March 31,
                                                                  ------------------------------------------------------
                                                                            Basic                     Diluted (a)
                                                                  -------------------------    -------------------------
                                                                      2000         1999            2000        1999
                                                                  ------------ ------------    ------------ ------------
                                                                     (In thousands, except per share data - unaudited)
Average number of common shares outstanding                           26,260      25,800           26,260      25,800
Average common shares due to assumed conversion of
    stock options                                                          0           0            1,047       (405)
                                                                  ------------ ------------    ------------ ------------
Total shares                                                          26,260      25,800           27,307      25,395
                                                                  ============ ============    ============ ============
Net income allocated to shareholders                              $   21,912    $  4,133       $   21,912    $  4,133
                                                                  ============ ============    ============ ============
Net income per share                                                   $0.83       $0.16            $0.80       $0.16
                                                                  ============ ============    ============ ============

(a) When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.
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